Exhibit 99.1

Statements within this presentation are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law. Forward-looking Statements

The U.S. Land Drilling Market Today Our operational outlook for the third fiscal quarter remains unchanged. Oil price resiliency will probably accommodate gradual growth in activity as we move through 2013. Customers are deliberate with their budget dollars and increasingly discriminating with the service providers they engage. Customers continue to shift into a developmental phase of their drilling projects where consistency, performance, safety and additional efficiency capture all become important differentiators.

H&P Activity as of June 14, 2013 Rigs Working/ Contracted 246 246 0 8 24 278 Rigs Available 302 267 35 9 29 340 1 1 342 % Contracted 81% 92% 0% 89% 83% 82% U.S. Land AC Drive FlexRigs SCR Fleet Offshore International Land Total FlexRig Construction (1) Other AC Construction (2) Total Fleet (1) (2) Includes announced new build commitment under term contract. Includes an announced 3,000 horsepower AC new build under term contract for a customer in Colombia with delivery expected in Spring 2014.

H&P’s U.S. Land Fleet Activity (1) (2) (1) Active rigs on term (in blue) generated both revenue and revenue days. (2) Includes completed new builds pending delivery and not generating revenue days.

H&P’s Pad Capable Fleet As of 6/14/13, H&P had a total of 113 pad capable FlexRigs, all of which are AC drive rigs. In addition, we continue to add new pad capable FlexRigs and have customer interest in additional pad drilling system upgrades for existing FlexRigs. We have drilled over 5,000 wells on approximately 1,000 pads since 2005.

H&P’s New Build Program Continues We believe that the rig replacement cycle will continue for several years. H&P plans to continue a build cadence of two rigs per month through the rest of the calendar year, increasing our fiscal 2013 capex estimate to $890 million. We have the flexibility to build required capital spares or convert those into new FlexRigs.

The Replacement Cycle Continues As of October 2008 (Peak) (~1,900 Active Rigs in the U.S. By Power Type) As of May 2013 (~1,600 Active Rigs in the U.S. By Power Type) Note: The above estimates corresponding to rig activity are derived from multiple sources including Rig Data, Smith Bits, and corporate filings. Additionally, the drawworks capacity of each land rig included in the above analysis was greater than 600 horsepower. Certain assumptions were made on approximately 5% of the active rigs that were not readily identified.

H&P Continues to Capture Market Share As of October 2008 (Peak) (~1,900 Active Rigs in the U.S.) As of May 2013 (~1,600 Active Rigs in the U.S.) Note: The above estimates corresponding to market share are derived from Rig Data. PDS’ market share includes both PDS and Grey Wolf rigs. Additionally, the drawworks capacity of each land rig included in the above analysis was greater than 600 horsepower.

H&P Continues to Capture Market Share

As of May 2012
(~1,850 Active Rigs in the U.S.)


HP
12%
PTEN
12%
NBR
12%
PDS
5%
UNT
4%
Other Land
Drillers
55%

As of May 2013
(~1,600 Active Rigs in the U.S.)


HP
15%
PTEN
11%
NBR
11%
PDS
5%
UNT
4%
Other Land
Drillers
54%

Note: The above estimates corresponding to market share are derived from Rig Data. PDS' market share includes both PDS and Grey Wolf rigs. Additionally, the drawworks capacity of each land rig included in the above analysis was greater than 600 horsepower.

Changes in Lower 48 U.S. Land Rig Count * PDS’ active rig count includes both PDS and Grey Wolf rigs.

U.S. Land Active Rig Count

U.S. Land Average Daywork Margins(1) (1) Does not include the impact of early contract termination revenue.

Record Profits During Industry Slowdown ** NBR’s operating income corresponds to its U.S. Drilling and Rig Services segment. * PTEN’s operating income includes drilling operations in Canada.

Return on Equity * The corresponding ROE values for the selected companies exclude certain extraordinary, non-recurring charges.

Land Drilling Market Valuations Source: Thomson Financial as of June 13, 2013.

Additional References

Leading U.S. Unconventional Driller * Includes one announced new FlexRig with a customer commitment. (247 H&P Contracted Land Rigs as of 6/14/13*)

H&P Global Fleet Under Term Contract Segment Q3 Q4 Q1 Q2 Q3 Q4 Q1 FY13 FY13 FY14 FY14 FY14 FY14 FY15 U.S. Land 158.6 148.2 135.4 115.4 102.7 90.3 79.8 International Land 16.2 16.1 14.6 12.0 11.0 11.0 9.3 Offshore 2.0 2.0 2.0 2.0 1.5 0.9 0.0 Total 176.8 166.3 152.0 129.5 115.2 102.2 89.1 Number of Rigs Already Under Long-Term Contracts (Estimated Quarterly Average, Including Announced New Builds - as of 6/14/13)

Active Idle Total Long-term Contracts Argentina 6 3 9 6 Bahrain 3 3 3 Colombia 6 1 7 3 Ecuador 5 1 6 Tunisia 2 2 1 U.A.E. 2 2 2 Total 24 5 29 15 H&P’s International Land Operations Rig Fleet Status (as of June 14, 2013) (1) 14 of 16 FlexRigs, included in the international fleet of 29 rigs, are under long-term contracts. (1)

Favorable Market Trends for FlexRigs AC drive rigs replacing SCR and mechanical rigs More customers high-grading their fleets Increasing well complexity Expectation to drill more wells with fewer rigs Focus on drilling efficiency, technology and safety

Increasing Focus on More Difficult Drilling

Unconventional Plays Shaping Landscape Well Complexity is increasing: Technology solutions that provide safe, environmentally sound and efficient operations are required by contractors to be competitive Extended reach laterals progressively longer Multi-well pad drilling gaining acceptance in more areas A factory approach to drilling wells is required This all creates an expanding level of demand for FlexRigs

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